UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 10, 2012

PMC-Sierra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Bordeaux Drive

Sunnyvale, CA 94089

(Address of principal executive offices, including zip code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) May 10, 2012, Frank J. Marshall, resigned from the Board of Directors (the “Board”) of PMC-Sierra, Inc. (the “Company”). Mr. Marshall served on the Board for sixteen years and is retiring for personal reasons. The Board is very grateful for Mr. Marshall’s service to the Company.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The matters voted upon at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) held on May 10, 2012 and the results of such voting are set forth below:

Proposal 1: Election of nine directors to serve until the 2013 Annual Meeting of Stockholders of the Company:

Name of Director	For	Withhold	Broker Non-Votes
Richard E. Belluzzo	191,470,085	5,564,018	24,215,358

James V. Diller, Sr.	195,748,010	1,286,483	24,215,358

Michael R. Farese	192,421,476	4,612,217	24,215,358

Jonathan J. Judge	195,859,159	1,175,061	24,215,358

Michael A. Klayko	195,845,841	1,187,512	24,215,358

William H. Kurtz	195,491,624	1,542,559	24,215,358

Gregory S. Lang	196,044,868	978,466	24,215,358

Frank J. Marshall	191,691,531	5,343,812	24,215,358

Richard N. Nottenburg	195,511,367	1,522,496	24,215,358

All director nominees were duly elected.

Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors:

For	Against	Abstain
218,485,053	2,752,602	67,199

Proposal 2 was approved.

Proposal 3: Approval, in a non-binding vote, of the Company’s executive compensation as described in the proxy statement:

For	Against	Abstain	Broker Non-Votes
195,265,418	1,783,959	40,119	24,215,358

Proposal 3 was approved.

Proposal 4: To approve a proposal to amend the Company’s 2008 Equity Plan to: (i) increase the number of shares of common stock reserved for issuance thereunder by 9,500,000 shares, (ii) satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) with respect to “performance-based” compensation under Section 162(m) of the Code, and (iii) make other technical or otherwise non-material revisions thereto:

For	Against	Abstain	Broker Non-Votes
154,613,257	42,450,269	25,970	24,215,358

Proposal 4 was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-Sierra, Inc.

By:	/s/ Alinka Flaminia
Alinka Flaminia Vice President, General Counsel, Corporate Secretary

Date: May 11, 2012

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